Exhibit 5.2

Paris, October 11, 2018

TOTAL S.A.

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Total Capital

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Dear Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of $1,000,000,000 principal amount of 3.883% notes due 2028 (the “Notes”) of Total Capital, a société anonyme organized under the laws of the Republic of France (“Total Capital”), and the related guarantees of the Notes (the “Guarantees”) by TOTAL S.A., a société anonyme organized under the laws of the Republic of France (“TOTAL”), I, as Group U.S. Securities Counsel of TOTAL, have examined such corporate records, certificates and other documents and such questions of law as I have considered necessary or appropriate for the purposes of this opinion. Total Capital filed with the Securities and Exchange Commission, on April 17, 2018, a registration statement on Form F-3ASR (File No. 333-224307-03) under the Act relating to, among other things, the proposed offer and sale of an unspecified principal amount of Total Capital’s guaranteed debt securities, including the Notes. The Notes are being issued under an indenture, dated as of October 2, 2009, as amended by the supplemental indenture, dated as of October 11, 2018 (the “Indenture”), between Total Capital, TOTAL and The Bank of New York Mellon, acting through its London Branch, as trustee.

Upon the basis of such examination, I advise you that, in my opinion, assuming that (i) the Registration Statement on Form F-3 dated April 17, 2018 has been duly filed and has become automatically effective under the Act, (ii) the Indenture has been duly authorized and validly executed, (iii) the Notes have been duly authorized and validly executed, and the terms of the Notes and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon TOTAL or Total Capital, as the case may be, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over TOTAL or Total Capital, as the case may be, (iv) the Guarantees have been duly authorized and validly executed, (v) the text of the Guarantees related to the Notes has been endorsed on the Notes as contemplated in the Indenture and (vi) the Notes have been issued and sold as contemplated in the Registration Statement:

(1)

the Notes constitute valid and legally binding obligations of Total Capital, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

(2)

each of the Guarantees constitutes a valid and legally binding obligation of TOTAL, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the laws of the State of New York, and I am expressing no opinion as to the effect of the laws of any other jurisdiction. I understand you are relying as to all matters governed by the laws of the Republic of France upon the opinion dated the date hereof of Aurélien Hammelle, General Counsel to TOTAL, which opinion is being delivered to you by such counsel.

Postal address: 2 place Jean Millier – La Défense 6 – 92078 Paris La Défense Cedex – France

Tel.: +33 (0) 1 47 44 45 46

TOTAL S.A.

Société Anonyme with a share capital of 6,660,782,345.00 euros

Registered office: 2 place Jean Millier – La Défense 6 – 92400 Courbevoie – France

542 051 180 RCS Nanterre

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Notes and the Guarantees and to the references to me under the caption “Validity of Securities” in the Prospectus included therein. In giving such consent I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Lycia Alderin
Lycia Alderin
Group U.S. Securities Counsel

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